EXHIBIT 10.1

SCHEDULE TO NOTES IN FORM OF RESTRICTED STOCK AGREEMENT

Note 1 (Name and Title)	Note 2 (Shares of Restricted Stock)
Dennis Eidson President and Chief Executive Officer	39,600
Craig C. Sturken Executive Chairman	14,800
David M. Staples Executive Vice President and Chief Financial Officer	14,600
Theodore Adornato Executive Vice President, Retail Operations	9,300
Alex J. DeYonker Executive Vice President, General Counsel and Secretary	9,300

Grantee: [Note 1]	Grant Date: May 15, 2009

Number of Shares: [Note 2]	Vesting Day: May 1

Dear:

Re:	Restricted Stock Award - Fiscal Year 2010

                    I am pleased to inform you that Spartan Stores, Inc., a Michigan corporation, ("Spartan") has granted to you the number of restricted shares of Spartan's Common Stock described above under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan"). By accepting this grant, you agree that the restricted stock is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    Restricted Stock Grant. Spartan grants to you [Note 2] shares of Spartan Stores, Inc. Common Stock, no par value, all of which are subject to restrictions imposed under this letter and the Plan (the "Restricted Stock"). This grant of Restricted Stock shall not confer any right to you to be granted Restricted Stock or other awards in the future under the Plan.

                    Restrictions. The Restricted Stock is subject to the following transfer and forfeiture conditions ("Restrictions"), which will lapse, if at all, as described in the "Lapse of Restrictions" section below. The period during which Restricted Stock is subject to the Restrictions imposed by the Plan and under this letter is referred to in this letter as the "Restricted Period."

                    (1)          Until the Restrictions lapse as set forth in paragraphs (1), (2), (3) or (4) under Lapse of Restrictions below, the Restricted Stock generally is not transferable by you except by will or according to the laws of descent and distribution. All rights with respect to the Restricted Stock are exercisable during your lifetime only by you, your guardian, or your legal representative.

                    (2)          Any shares of Restricted Stock for which the Restrictions have not lapsed will automatically be forfeited without consideration upon the termination of your employment with Spartan for any reason other than death, Disability or Retirement. Upon the termination of your employment with Spartan for your death, Disability or Retirement, the Restrictions applicable to any shares of Restricted Stock will lapse in accordance with the applicable provisions set forth in paragraphs (2) or (3) under Lapse of Restrictions below. Notwithstanding the foregoing, the Committee (as defined in the Plan) reserves the right, in its sole discretion, to waive the Restrictions remaining on any or all such shares of Restricted Stock at the time of termination of employment.

                    Lapse of Restrictions.

                    (1)          Except as otherwise provided in this letter, and so long as you remain continuously employed by Spartan, 20% of the shares of Restricted Stock will vest and the Restrictions will lapse with respect to such shares of Restricted Stock on the Vesting Day set forth above in each of the next five years.

                    (2)          Notwithstanding anything to the contrary in this letter, upon termination of your employment with Spartan due to your death or Disability (as defined in the Plan) during the Restricted Period, the Restrictions applicable to any shares of Restricted Stock will lapse automatically and the Restricted Stock will vest and no longer be subject to forfeiture.

                    (3)          Notwithstanding anything to the contrary in this letter, in the event of your Retirement (as defined in the Plan) during the Restricted Period, the Restrictions applicable to any remaining shares of Restricted Stock will terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to:  (a) the total number of shares of Restricted Stock granted to you under this letter agreement, multiplied by the number of full months that have elapsed since the Grant Date, divided by sixty (60), less (b) the number of shares of Restricted Stock vested as of the date of Retirement. All remaining shares will be forfeited and returned to the Company.

                    (4)          Notwithstanding anything to the contrary in this letter, if a Change in Control (as defined in the Plan) occurs at any time during the Restricted Period and prior to your termination of employment, the Restrictions with respect to all of the remaining shares of

Restricted Stock that have been issued to you will lapse automatically and such Restricted Stock will vest and no longer be subject to forfeiture.

                    Shareholder Rights. During the Restricted Period(s), you shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by you as if you held unrestricted Common Stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this letter or the Plan. Any non-cash dividends or distributions paid with respect to unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock granted to you under this letter agreement. After the Restrictions applicable to the Restricted Stock lapse, you shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this letter is to be paid in case of your death prior to receipt of any or all of such benefit. Each such designation shall revoke all prior designations made by you, shall be in a form prescribed by the Committee, and will be effective only when filed by you in writing with the Vice President Human Resources of Spartan or his or her successor during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

                    Uncertificated Shares. Your «Restricted_Stock» shares of Restricted Stock are being issued without a paper certificate. The Restricted Stock will be registered in your name in Spartan's books and records and reflected on the account statements issued to you by Smith Barney (or other financial intermediary). Spartan Stores, Inc. is formed under the laws of the State of Michigan. Spartan Stores, Inc. will furnish to you upon request and without charge a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued, the designation, relative rights, preferences, and limitations of each series so far as the same have been prescribed, and the authority of the Spartan's Board of Directors to designate and prescribe the relative rights, preferences, and limitations of other series. If you have any questions, please contact the Company's Director of Benefits.

                    Certifications. You represent and warrant that you are acquiring the Restricted Stock for your own account and investment and without any intent to resell or distribute the Restricted Stock. You shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Withholding. Spartan is entitled to: (1) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Spartan), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to the award of Restricted Stock, or (2) require you promptly to remit the amount of such withholding to Spartan before taking any action with respect to the Restricted Stock. Upon your written authorization, withholding may be satisfied by withholding Common Stock to be released upon vesting of and lapse of restrictions with respect to shares of the Restricted Stock or by delivery to Spartan of previously owned Common Stock.

                    Binding Effect; Amendment. This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

                    Miscellaneous.

                    (1)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (2)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (3)          You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, Nasdaq Marketplace Rules and to such approvals by any governmental agencies, The Nasdaq Stock Market or any other national securities exchanges as may be required.

                    (4)          To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

Dennis Eidson
President & Chief Executive Officer